Exhibit 3.1.4

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF

BIOCEPT, INC.

The undersigned does hereby certify on behalf of Biocept, Inc., a Delaware corporation (the “Corporation”) as follows:

1. He is the Senior Vice President of Finance, Chief Financial Officer and Secretary of the Corporation.

2. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of Delaware on June 28, 2013.

3. The Board of Directors of Corporation duly adopted resolutions setting forth the following amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing said amendment to be submitted to the stockholders of the Corporation for consideration, as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended to read in full as set forth in Exhibit A attached hereto.

RESOLVED FURTHER, that the amendments of the certificate of incorporation of the Corporation inhering in such amendment (the “Amendments”) are declared to be advisable.

RESOLVED FURTHER, that the Amendments shall be submitted forthwith for stockholder consideration at a special meeting of stockholders or by a written consent action in lieu thereof.

RESOLVED FURTHER, that the capital of the Corporation shall not be reduced by virtue of the Amendments.

4. The “Exhibit A” referred to in the resolutions repeated above consists of a form of Certificate of Incorporation and a copy of such “Exhibit A” is attached hereto as Exhibit A and is hereby incorporated herein by this reference.

5. Thereafter the holders of the number of shares of capital stock of the Corporation gave written consent in favor of the entire foregoing amendment in accordance with Section 228 of the Delaware General Corporation Law in lieu of a special meeting of stockholders.

6. Said entire amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, Biocept, Inc. has caused this Certificate of Amendment of Certificate of Incorporation to be executed by the undersigned, and the undersigned has executed this certificate, on February 4, 2014.

/s/ William G. Kachioff
William G. Kachioff
Senior Vice President of Finance, Chief Financial Officer and Secretary

EXHIBIT A

CERTIFICATE OF INCORPORATION

ARTICLE 1 - NAME

The name of this Corporation is Biocept, Inc.

ARTICLE 2 - REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of the Corporation’s registered agent at that address is Corporation Service Company.

ARTICLE 3 - PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended from time to time. The Corporation shall have perpetual existence.

ARTICLE 4 - CAPITAL STOCK

A. Classes of Stock. This Corporation is authorized to issue two classes of stock to be denominated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which this Corporation has authority to issue is 45,000,000 shares. 40,000,000 shares shall be designated Common Stock, $0.0001 par value per share, and 5,000,000 shares shall be designated Preferred Stock, $0.0001 par value per share.

B. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to from time to time provide by resolution for the issuance of the shares of Preferred Stock in series, and to designate and establish the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to the certificate of incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to the certificate of incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

ARTICLE 5 - DIRECTORS AND STOCKHOLDERS

Section 1. Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors and elections of directors need not be by written ballot unless otherwise provided in the Bylaws. No stockholders will be permitted to cumulate votes at any election of directors. The Board of Directors shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. The number of directors constituting each Class shall be fixed from time to time by a resolution duly adopted by the Board of Directors. The initial Class I directors shall be Bruce E. Gerhardt and Edward Neff. The initial Class II directors shall be Marsha A. Chandler, Bruce A. Huebner and Ivor Royston. The initial Class III directors shall be David F. Hale, Michael W. Nall and M. Faye Wilson. Class I directors shall hold office for an initial term expiring at the annual meeting of stockholders in 2014. Class II directors shall hold office for an initial term expiring at the annual meeting of stockholders in 2015, and Class III directors shall hold office for a term expiring at the annual meeting of stockholders in 2016. At each annual meeting of stockholders, directors shall be elected for a three-year term to succeed the directors of the Class whose terms then expire.

Section 2. Special Meetings of Stockholders. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors, the Chief Executive Officer or a majority of the Board of Directors, and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 3. Advance Notice Requirements. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws of the Corporation. At any annual or special meeting of stockholders of the Corporation, only such business shall be conducted as shall have been brought before such meeting in the manner provided by the Bylaws of the Corporation.

Section 4. No Stockholder Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called and held annual or special meeting of such stockholders and may not be effected by a consent in writing by stockholders.

ARTICLE 6 - LIMITATION OF DIRECTORS’ LIABILITY; INDEMNIFICATION

Section 1. A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derives an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the directors of the Corporation shall be limited or eliminated to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time.

Section 2. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) its directors, officers, employees and agents (and any other persons to which Delaware law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to a corporation, its stockholders, and others.

Section 3. Any repeal or modification of this Article shall be prospective only, and shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring before, such repeal or modification.

ARTICLE 7 - AMENDMENTS

Section 1. The Corporation reserves the right to repeal, alter, amend or rescind any provision contained in this Certificate of Incorporation and/or any provision contained in any amendment to or restatement of this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Certificate of Incorporation, or any provision of law that might otherwise permit a lesser vote or no vote, the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors and the affirmative vote of 67% of the then outstanding voting securities of the Corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Article 5, Section 3 of Article 6, or Article 7 of this Certificate of Incorporation.

Section 2. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation. Notwithstanding the above or any other provision of this Certificate of Incorporation, the Bylaws of the Corporation may not be amended, altered or repealed except in accordance with the Section of the Bylaws entitled “Amendments.” No bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such bylaw had not been adopted, amended, altered or repealed.